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                                   EXHIBIT 23



                       Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Keystone Consolidated Industries, Inc. on Form S-8 (File Nos. 33-30137, 33-63086 and 2-93666) of our report, which includes an explanatory paragraph regarding changes in accounting methods for postretirement benefits other than pensions and for income taxes in accordance with Statements Of Financial Accounting Standards Nos. 106 and 109, respectively, dated March 11, 1994, on our audits of the consolidated financial statements and financial statement schedules of Keystone Consolidated Industries, Inc. and Subsidiaries as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, which report is included in this Annual Report on form 10-K.


                                                        COOPERS & LYBRAND





Dallas, Texas
March 11, 1994